EXHIBIT 1
JOINT FILING AGREEMENT
           In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock, $0.001 per share, of Quintus Corporation, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.
           The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.
           This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.
           IN WITNESS WHEREOF, the undersigned have executed this Agreement as of May 4, 2006.

Southpaw Credit Opportunity Master Fund LP

By: Southpaw GP LLC, its general partner

By:	/s/ Howard Golden

Name:	Howard Golden
Title:	Managing Member

Southpaw Asset Management LP

By: Southpaw Holdings LLC, its general partner

By:	/s/ Howard Golden

Name:	Howard Golden
Title:	Managing Member

Southpaw Holdings LLC

By:	/s/ Howard Golden

Name:	Howard Golden
Title:	Managing Member

/s/ Kevin Wyman

Kevin Wyman

/s/ Howard Golden

Howard Golden